Exhibit 10.01

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Agreement”) is effective on the date the last signature is attained (the “Effective Date”) is by and among Bandcrashers, LLC, a Utah limited liability company (“Bandcrashers”) with an address of 1180 North, American Fork, Utah, 84003, Our World Live, Inc., a Nevada corporation  (“OWL”) with an address at 11995 El Camino Real, Suite 301, San Diego, California 92130, James Jensen Consulting, LLC, a Utah limited liability company (“JJCLLC”) with an address of 4844 N. 30 W., Provo, UT 84604, and James Jensen, individually (“Jensen”), with an address of 4844 N. 30 W., Provo, UT.

RECITALS

A.

Whereas, on July 30, 2009 Bandcrashers and OWL entered into a Cross License Agreement (the “Cross License”) whereby Bandcrashers and OWL agreed to license to one another certain intellectual property rights related to a system and method for filming and broadcasting an event with multiple cameras and views (the “Technology”);

B.

Whereas, pursuant to Section 6.2 of the Cross License Agreement the parties anticipated and did, during the time period that the Cross License was in effect, develop additional Intellectual Property (the “Newly Developed Intellectual Property”) as such terms is defined in the Cross License related to the Technology, and OWL would retain ownership of “OWL’s Newly Developed IP” and Bandcrashers would retain ownership of “Bandcrasher’s Newly Developed IP”;

C.

Whereas, prior to and during the time period that the Cross License was in effect, Bandcrashers obtained ownership of patentable subject matter relating to the Technology and filed the Bandcrashers Patents as defined below.

D.

Whereas, in June 2009, JJCLLC and OWL entered a Contract Employment Agreement (the “Jenson Contract”) under which Jenson through JJCLLC would provide certain services to OWL.

E.

Whereas, a dispute has arisen between OWL, JJCLLC and Jenson and as a result of negotiations, OWL, JJCLLC and Jenson have reached a resolution they feel to be fair and equitable, and by this Agreement wish to compromise, resolve, waive and release any and all claims, known or unknown, which exist or may exist between OWL, JJCLLC and Jenson today, including without limitation any claims under the Jenson Contract, as well as to any and all events or relationships between the OWL, JJCLLC and Jenson.

F.

Whereas, a dispute has arisen between Bandcrashers and OWL, and as a result of negotiations between the parties, Bandcrashers and OWL have reached a resolution they feel to be fair and equitable, and by this Agreement agreed to terminate the Cross License, to compromise, resolve, waive and release any and all claims, known or unknown, which exist or may exist between them today, except for any claims and rights that are intended to survive this Agreement as set forth herein, on the terms set forth herein.

G.

Whereas, each party, without admitting any liability whatsoever, enters into this Agreement to settle all disputes, claims and actions between the Parties, as well as to any and all events or relationships between the Parties, including without limitation those relating to the Cross License and Jenson Contract.

AGREEMENT

Now, therefore, in consideration for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

TERMINATION OF CROSS LICENSE

1.

Termination of Cross License.  At the Effective Date, the Parties hereby terminate the Cross License and extinguish all rights and obligations set forth in the Cross License.  except with regard to the “Retained Rights” as specifically set forth herein and defined below.  Notwithstanding any provisions to the contrary in the Cross License, and subject to Section 2 herein, and Bandcrashers’ and OWL’s rights to retain ownership of the Bandcrashers’ Newly Developed IP and OWL’s Newly Developed IP, respectively, pursuant to Section 6.2 of the Cross License, the termination agreed to herein specifically terminates any and all rights for the licenses set forth in the Cross License otherwise to remain in place post termination, including but not limited to Section 10.4 of the Cross License.

2.

Retained Rights.  In addition to Bandcrashers’ and OWL’s retained ownership of Intellectual Property as set forth in Sections 3 and 4 below, Bandcrashers and OWL specifically agree that Section 5 of the Cross License related to confidential information shall survive termination of the Cross License and that the Parties remain bound to the terms of Section 5.

OWNERSHIP OF INTELLECTUAL PROPERTY

3.

OWL Retained Ownership of Intellectual Property.  OWL shall retain ownership of all intellectual property rights (copyrights, trademarks and trade secret rights) that it owned prior to the Cross License or that were developed during the term of the Cross License.  Further, pursuant to Section 2.3 of the Cross License OWL shall retain ownership of all right, title and interest to such variations and enhancements to the 5 camera angle player and pursuant to Section 6.2 of the Cross License OWL shall retain ownership of any OWL’s Newly Developed IP as defined in the Cross License.

4.

Bandcrashers Retained Ownership of Intellectual Property.  Bandcrashers shall retain ownership of all intellectual property rights (copyrights, patent rights, trademarks and trade secret rights) that it owned prior to the Cross License or was developed during the term of the Cross License. Further, pursuant to Section 6.2 of the Cross License Bandcrashers shall retain ownership of any Bandcrashers’ Newly Developed IP as defined in the Cross License, and all rights and related disclosures set forth in (a) U.S. Patent Application Serial No. 61/203,483 entitled “Media Systems and Methods Providing Multiple Synchronized Streaming Signals,” (b) U.S. Patent Application No. 12/642,641 entitled “Media Systems and Methods for Providing Synchronized Multiple Streaming Camera Signals of an Event,” (c) U.S. Patent Application No. 12/986,046 entitled “Media Systems and Methods for Providing Synchronized Multiple Streaming Camera Signals of an Event” and (d) any other U.S. or foreign patent application that claims priority to or incorporates by reference the patent applications noted herein, as of the Effective Date (collectively the “Bandcrashers Patents”).

5.

Further Assurances.  Both Parties agree to sign declarations, assignments that are in accordance with the terms of this Agreement, and promptly participate in assisting the other Party in registering its respective intellectual property at the U.S. Copyright Office, the U.S. Patent and Trademark Office, or equivalent foreign offices.

SALE OF BANDCRASHERS AND PAYMENT

6.

Sale of Bandcrashers.  Bandcrashers is in negotiations with a third party for the sale of Bandcrashers’ membership interests, a controlling interest, or substantially all its assets (the “Bandcrashers Sale”).  OWL shall provide all reasonable assistance to Bandcrashers to effectuate the Bandcrashers Sale that relates to the agreements made between the Parties herein, including providing written documentation related to the ownership of intellectual property as set forth herein.

7.

Payment Upon Sale.  Bandcrashers shall pay OWL $50,000 (fifty thousand) dollars (the “Closing Payment”) within 120 (one hundred twenty) days (the “Closing Period”) of the Effective Date provided that the Bandcrashers Sale has closed.  In order for the Bandcrashers Sale to be deemed “closed” under this paragraph and entitle OWL to payment as set forth herein, any payment due to Bandcrashers from a third party as consideration for the Bandcrashers Sale must be received by Bandcrashers.  Upon receipt of that consideration, Bandcrashers shall submit payment to OWL within five (5) days of receipt if the consideration is received within the Closing Period.  Should Bandcrashers fail to make Closing Payment within the Closing Period OWL may challenge the validity of the Bandcrashers Patents as set forth in Section 9.

8.

Payment Upon Bandcrashers’ Option.  At any time between the Effective Date and the expiration of the Closing Period, Bandcrashers may, in its sole option and discretion, submit payment to OWL of $50,000 (fifty thousand) dollars (the “Option Payment”) and such Option Payment shall be in lieu of the Closing Payment and be deemed a Closing Payment.

VALIDITY OF BANDCRASHERS PATENTS

9.

Future Challenge to Bandcrashers’ Patents.  Subject to and contingent on the payment to OWL of the Closing Payment or the Option Payment of $50,000 (fifty-thousand dollars) prior to the expiration of the Closing Period, OWL agrees to not challenge the validity or ownership of the Bandcrashers’ Patents, and claims thereunder, with such claims being no broader than they exist as of the Effective Date, and hereby waives any and all claims of invalidity, claims of ownership in, or any other claims that would devalue the Bandcrashers Patents.   If the event that Bandcrashers fails to make the Closing Payment or Option Payment to OWL within the Closing Period, OWL may challenge the validity and ownership and any rights and claims of the Bandcrashers’ Patents.

MUTUAL GENERAL RELEASE

10.

JJLC and Jenson Release of OWL.  JJCLLC and Jenson, hereby release and forever discharge OWL and all of its officers, shareholders, principals, directors, agents, subsidiaries, parents, affiliates, and its successors and assigns, and its distributors, customers, and end users (“OWL Releasees”), from any and all actions, suits, obligations, liability, debts, claims, causes of action, and demands whatsoever that JJCLLC and/or  Jenson have, have had, or may have against the OWL Releasees, upon, or by reason of, or in any way connected with the Jenson Contract or any relationship between the JJLC and/or Jenson and the OWL Releasees, whether known or unknown, at law or in equity, or that were or could have been brought or asserted prior to the Effective Date of this Agreement.

11.

OWL Release of JJLC and Jenson.  OWL hereby release and forever discharge JJCLLC and Jenson and all of their officers, shareholders, principals, directors, agents, subsidiaries, parents, affiliates, and  successors and assigns (the “Jenson Releasees”), from any and all actions, suits, obligations, liability, debts, claims, causes of action, and demands whatsoever that OWL has, has had, or may have against the Jenson Releasees, upon, or by reason of, or in any way connected with the Jenson Contract or any relationship between OWL and the Jenson Releasees, whether known or unknown, at law or in equity, or that were or could have been brought or asserted prior to the Effective Date of this Agreement.

12.

Bandcrashers Release of OWL.  Except as to such rights or claims as may be created by this Agreement or any agreement executed by and between Bandcrashers and OWL pursuant to this Agreement, Bandcrashers hereby releases and forever discharges OWL and all of its officers, shareholders, principals, directors, agents, subsidiaries, parents, affiliates, and its successors and assigns, and its distributors, customers, and end users (“OWL Releasees”), from any and all actions, suits, obligations, liability, debts, claims, causes of action, and demands whatsoever that Bandcrashers has, has had, or may have against the OWL Releasees, upon, or by reason of, or in any way connected with the Cross License or the Technology, or any relationship between Bandcrashers and the OWL Releasees, whether known or unknown, at law or in equity, or that were or could have been brought or asserted prior to the Effective Date of this Agreement.  This release, however, shall not discharge OWL from its obligations under this Agreement.

13.

OWL Release of Bandcrashers.  Except as to such rights or claims as may be created by this Agreement or any agreement executed by and between Bandcrashers and OWL, pursuant to this Agreement,  OWL hereby releases and forever discharges Bandcrashers and all of its officers, shareholders, principals, directors, agents, subsidiaries, parents, affiliates, and its successors and assigns, and its distributors, customers, and end users (“Bandcrashers Releasees”), from any and all actions, suits, obligations, liability, debts, claims, causes of action, and demands whatsoever that OWL has, has had, or may have against Bandcrashers Releasees, upon, or by reason of, or in any way connected with the Cross License or the Technology, or any relationship between OWL and the Bandcrashers Releasees, whether known or unknown, at law or in equity, or that were or could have been brought or asserted prior to the Effective Date of this Agreement.  This release, however, shall not discharge Bandcrashers from its obligations under this Agreement.

14.

Release of Unknown Claims.   The Parties acknowledge and agree that this release applies to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, that the Parties hereto now have or may acquire, and each Party hereto hereby waives application of California Civil Code Section 1542, and any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(a)

Each Party hereto certifies that such party is aware of the provisions of California Civil Code Section 1542 which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)

The Parties understand and acknowledge the significance and consequences of the waiver of California Civil Code Section 1542; and that this release and waiver of California Civil Code 1542 is a significant material part of the consideration of entering into this Agreement.  The Parties expressly acknowledge that this Agreement except for ongoing obligations set forth in the attached agreements, is intended to include a release, without limitation, of all claims, and acknowledges that the execution of this Agreement is entered into for the purpose of extinguishing any such claim or claims.

(c)

The Parties further understand and acknowledge that if any party hereto, or such Parties respective officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors and successors in interest, eventually discover additional damages or claims arising out of the facts and claims released herein, that Party will not be able to make any claim for any such losses or damages.  Furthermore, the Parties acknowledge that they intend these consequences even as to claims for losses or damages that may exist as of the date of this Agreement but which the Parties hereto do not presently known to exist, and which if known, would have materially affected the Party’s decision to execute this Agreement.

(d)

The Parties understand and agree the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising and relating directly or indirectly out of any of the facts, acts, omissions, events, damages and/or injuries arising from or relating in any way to any litigation which is pending between the Parties, that have arisen, or may arise in the future, or from or relating directly or indirectly from any and all events or relationships between the Parties.   All such claims (including related fines, penalties, interest, attorneys’ fees and costs, rights of injunctive relief) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, fraud and deceit, negligent misrepresentation, conversion of labor, breach of partnership, intentional interference with business contract, breach of contract; or any other claim or cause of action; and regardless of the forum in which it might be brought.

REPRESENTATIONS AND WARRANTIES

15.

All Parties represent and warrant that they have all the necessary legal power to enter into and perform their respective obligations under this Agreement and will take all necessary corporate actions in the states of Utah and Nevada to authorize execution of this Agreement and the consummation of the transactions contemplated hereunder.  Further, both Parties represent and warrant that as of the Effective Date, neither Party is aware of any facts or claims that would invalidate the other Party’s intellectual property as set forth in paragraphs 3 and 4 of this letter.

CONFIDENTIALITY

16.

Each Party, and its respective attorneys, agents, representatives and employees, shall maintain the terms and conditions of this Agreement in confidence, except the Parties may state that they have settled their differences; and the Parties may make such disclosures as are required to comply with applicable laws, orders, subpoenas, rules or regulations or in connection with enforcement of this Agreement.  Further, either Party may disclose the contents of this Agreement to a potential purchaser of either Party or the Party’s assets and to the Parties’ respective accountants, lawyers, and other business advisors in the normal course of business.

MISCELLANEOUS PROVISIONS

17.

This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors.

18.

Any proceeding or action that is initiated to enforce or interpret the terms of this Agreement shall be brought in the federal or state courts in San Diego County, California, and the Parties consent to the jurisdiction of such courts, agree to accept service of process by mail and hereby waive any jurisdiction or venue defenses available to them.  The Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

19.

The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

20.

All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as set forth above.

21.

Nothing herein shall constitute an admission or concession of liability by either Party with respect to any claim related to the Jenson Contract or the Cross License.

22.

This Agreement constitutes the entire agreement of the Parties and supersedes all prior negotiations, understandings and agreements, whether written or oral.  No part of this Agreement may be altered, modified, renewed, extended or waived by either Party except by writing signed by each of the Parties.

23.

All headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

24.

In the event any provision of this Agreement or the application of any such provision shall be held by a court or tribunal to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the agreement of the Parties embodied herein can be effectuated.

25.

In any action or proceeding that results in a final judgment relating to the scope of or breach of this Agreement by any Party, the court shall or other tribunal shall award the substantially prevailing Party all reasonable attorneys’ fees, costs and expenses incurred in such action or proceeding.

26.

This Agreement may be executed in counterparts, each fully executed counterpart shall be deemed an original, and all of which shall constitute one and the same agreement.

27.

Each Party hereto represents and warrants that such party has all requisite power and authority to execute and deliver this Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate or LLC action, and no other proceedings on the part of any party is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement through the signatures of the below subscribing officers.  Each Party warrants that its executing officer has the power and authority to sign the Agreement and to thus bind its principal.

BANDCRASHERS, LLC

DATE:  January 13, 2012

SIGNATURE: /s/ James Jensen

NAME:   James Jensen

TITLE:  CTO

OUR WORLD LIVE INC.

DATE:  January 13, 2012

SIGNATURE: /s/ Bryant D. Cragun

NAME: Bryant D. Cragun

TITLE:  Chairman

JAMES JENSON CONSULTING, LLC

DATE:  January 13, 2012

SIGNATURE: /s/ James Jensen

NAME:   James Jensen

TITLE:  Manager

JAMES JENSON, INDIVIDUALLY

DATE:  January 13, 2012

SIGNATURE: /s/ James Jensen